EXHIBIT 99

                                     FOR:   Consolidated Graphics, Inc.

                             APPROVED BY:   Ronald E. Hale, Jr.
                                            Vice President & Treasurer
                                            (713) 787-0977

                                 CONTACT:   Betsy Brod/Jonathan Schaffer
                                            Media:  Merridith Ingram Eileen King
                                            Morgen-Walke Associates, Inc.
                                           (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                            AUTOMATED GRAPHIC SYSTEMS

     HOUSTON, TEXAS - March 2, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed its acquisition of Automated Graphic Systems. Through its two production facilities, AGS provides a full range of commercial printing services to the greater metropolitan Washington, D.C. and Cleveland, Ohio markets. Terms of the transaction were not disclosed.

     Led by John Green, President, AGS has doubled in size in the past five years. Mr. Green also serves as Treasurer of Printing Industries of America, the largest trade association serving the printing industry, and is past Chairman of Printing Industries of Maryland.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Founded in 1975, AGS has grown to become an industry leader and will continue to thrive as it capitalizes upon our superior resources and operating strategies. We welcome John Green, his industry expertise, and the dedicated employees of AGS to our organization."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength, and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies with annualized revenues in excess of $590 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.